HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flow
              For the Years Ended September 30, 1996, 1995 and 1994
                 Increase (Decrease) in Cash and Cash Equivalent


                                                 Year Ended September 30,
                                          1996             1995            1994
Cash Flow from Operating Activities:
   Interest Received                 $ 171,544       $  176,566      $  186,951
   Miscellaneous Income Received           501               11             -0-
   Interest Paid                      (101,493)        (105,522)       (109,415)
   Legal, Audit and Management
     Fees Paid                         (46,155)         (41,329)        (41,316)
   Insurance Paid                          -0-              -0-            (216)
   Repairs and Maintenance Paid           (824)             (19)           (500)
   Cash Paid to Suppliers for
      Operating Expenses                (8,176)         (16,045)        (23,090)

      Net Cash Provided by
        Operating Activities         $  15,397       $   13,662      $  (12,414)
Cash Flows from Investing Activities:
   Principal Collected on Sale of
     Agency Contracts                $     -0-       $  239,020      $   24,236
   Principal Collected on Sale of
     Tanglefoot Apartments Contract      9,907           12,254           7,428
   Payments on Real Estate Mortgages   (42,507)         (38,478)        (44,585)
   Payment of Commissions Payable          -0-          (81,000)            -0-
   Buyers Escrow Collected (Paid)      (20,603)             920             -0-
   Apartment Building Escrow
     Received (Paid)                   (13,013)          (9,450)         17,051
   Purchase of Real Estate Contracts       -0-         (128,496)            -0-
   Principal Collected on Real Estate
      Contracts                            791               29             -0-
   Purchase Tax Certificates               (72)          (2,883)            -0-
      Net Cash Provided (Used) by
         Investing Activities        $ (65,497)      $   (8,084)     $    4,130

Cash Flows from Financing Activities:
   Proceeds (Payments) from Loans    $  27,000       $   (2,000)     $    2,000

      Net Cash Provided (Used) by
         Financing Activities        $  27,000       $   (2,000)     $    2,000

   Net Increase (Decrease) in Cash and
      Cash Equivalents                 (23,100)      $    3,578      $   18,544
Cash and Cash Equivalents at Beginning
   of Year                              29,579           26,001           7,457

Cash and Cash Equivalents at
   End of Year                       $   6,479       $   29,579      $   26,001



Notes to Financial Statements are an integral part of these statements.